Exhibit 10.20
AGREEMENT
THIS AGREEMENT is by and between E ENERGY ADAMS, LLC (hereinafter called OWNER) and Kelly-Hill Company (hereinafter called CONTRACTOR). OWNER and CONTRACTOR, in consideration of the mutual covenants hereinafter set forth, agree as follows:
ARTICLE 1— WORK
1.01	CONTRACTOR shall complete all Work as specified or indicated in the Contract Documents. The Work is generally described as follows:
Spur Track For Ethanol Plant at Adams, NE
ARTICLE 2 — THE PROJECT
2.01 The Project for which the Work under the Contract Documents may be the whole or only a part is generally described as follows:
Ethanol Facility at Adams, NE
ARTICLE 3 — ENGINEER
3.01 The Project has been designed by
ANTIOCH International, Inc.
2540 South 221 Circle
Elkhorn, NE 68022
who is hereinafter called ENGINEER and who is to act as OWNER’S representative, assume all duties and responsibilities, and have the rights and authority assigned to ENGINEER in the Contract Documents in connection with the completion of the Work in accordance with the Contract Documents.
ARTICLE 4 — CONTRACT TIMES
4.01 Time of the Essence
A.	All time limits for Milestones, if any, Substantial Completion, and completion and readiness for final payment as stated in the Contract Documents are of the essence of the Contract.
4.02 Dates for Substantial Completion and Final Payment
~~A. The Work will be substantially completed on or before August 1, 2007, and completed and ready for final payment in accordance with paragraph 14.07 of the General Conditions on or before August 15, 2007.~~
4.03 Liquidated Damages
A. CONTRACTOR and OWNER recognize that time is of the essence of this Agreement and that OWNER will suffer financial loss if the Work is not completed within the times specified in paragraph 4.02 above, plus any extensions thereof allowed in accordance with Article 12 of the General Conditions. The parties also recognize the delays, expense, and difficulties involved in proving in a legal or arbitration proceeding the actual loss suffered by OWNER if the Work is not completed on time. Accordingly, instead of requiring any such proof, OWNER and CONTRACTOR agree that as liquidated damages for delay (but not as a penalty), CONTRACTOR shall pay OWNER $5,000.00 for each day that expires after the time specified in paragraph 4.02 for Substantial Completion until the Work is substantially complete. After Substantial Completion, if CONTRACTOR shall neglect, refuse, or fail to complete the remaining Work within the Contract Time or any proper extension thereof granted by OWNER, CONTRACTOR shall pay OWNER $1,000.00 for each day that expires after the time specified in paragraph 4.02 for completion and readiness for final payment until the Work is completed and ready for final payment.

ARTICLE 5 — CONTRACT PRICE
5.01 OWNER shall pay CONTRACTOR for completion of the Work in accordance with the Contract Documents an amount in current funds equal to the sum of the amounts determined pursuant to paragraphs 5.01.A below:
A. For all Work, at the prices stated in CONTRACTOR’s Bid, attached hereto as an exhibit.
TOTAL OF ALL ESTIMATED PRICES: Three million five hundred sixteen thousand and no/100 dollars ($3,516,000.00)
As provided in paragraph 11.03 of the General Conditions, estimated quantities are not guaranteed, and determinations of actual quantities and classifications are to be made by ENGINEER as provided in paragraph 9.08 of the General Conditions. Unit prices have been computed as provided in paragraph 11.03 of the General Conditions.
ARTICLE 6 — PAYMENT PROCEDURES
6.01 Submittal and Processing of Payments
A. CONTRACTOR shall submit Applications for Payment in accordance with Article 14 of the General Conditions. Applications for Payment will be processed by ENGINEER as provided in the General Conditions.
6.02 Progress Payments; Retainage
A. OWNER shall make progress payments on account of the Contract Price on the basis of CONTRACTOR’S Applications for Payment on or about the last day of each month during performance of the Work as provided in paragraphs 6.02.A.1 and 6.02.A.2 below. All such payments will be measured by the schedule of values established in paragraph 2.07.A of the General Conditions (and in the case of Unit Price Work based on the number of units completed) or, in the event there is no schedule of values, as provided in the General Requirements:
1. Prior to Substantial Completion, progress payments will be made in an amount equal to the percentage indicated below but, in each case, less the aggregate of payments previously made and less such amounts as ENGINEER may determine or OWNER may withhold, in accordance with paragraph 14.02 of the General Conditions:
(a) 90% of Work completed (with the balance being retainage). If the Work has been 50% completed as determined by ENGINEER, and if the character and progress of the Work have been satisfactory to OWNER and ENGINEER, OWNER, on recommendation of ENGINEER, may determine that as long as the character and progress of the Work remain satisfactory to them, there will be no retainage on account of Work subsequently completed, in which case the remaining progress payments prior to Substantial Completion will be in an amount equal to 100% of the Work completed less the aggregate of payments previously made; and
(b) 90% of cost of materials and equipment not incorporated in the Work (with the balance being retainage).
2. Upon Substantial Completion, OWNER shall pay an amount sufficient to increase total payments to CONTRACTOR to 100% of the Work completed, less such amounts as ENGINEER shall determine in accordance with paragraph 14.02.B.5 of the General Conditions and less 100% of ENGINEER’s estimate of the value of Work to be completed or corrected as shown on the tentative list of items to be completed or corrected attached to the certificate of Substantial Completion.

6.03 Final Payment
A. Upon final completion and acceptance of the Work in accordance with paragraph 14.07 of the General Conditions, OWNER shall pay the remainder of the Contract Price as recommended by ENGINEER as provided in said paragraph 14.07.
ARTICLE 7— INTEREST
7.01 All moneys not paid when due as provided in Article 14 of the General Conditions shall bear interest at the rate of 6% per annum.
ARTICLE 8 — CONTRACTOR’S REPRESENTATIONS
8.01 In order to induce OWNER to enter into this Agreement CONTRACTOR makes the following representations:
A. CONTRACTOR has examined and carefully studied the Contract Documents and the other related data identified in the Bidding Documents.
B. CONTRACTOR has visited the Site and become familiar with and is satisfied as to the general, local, and Site conditions that may affect cost, progress, and performance of the Work.
C. CONTRACTOR is familiar with and is satisfied as to all federal, state, and local Laws and Regulations that may affect cost, progress, and performance of the Work.
D. CONTRACTOR has obtained and carefully studied (or assumes responsibility for having done so) all examinations, investigations, explorations, tests, studies, and data concerning conditions (surface, subsurface, and Underground Facilities) at or contiguous to the Site which may affect cost, progress, or performance of the Work or which relate to any aspect of the means, methods, techniques, sequences, and procedures of construction to be employed by CONTRACTOR, including applying the specific means, methods, techniques, sequences, and procedures of construction, if any, expressly required by the Contract Documents to be employed by CONTRACTOR, and safety precautions and programs incident thereto.
E. CONTRACTOR does not consider that any further examinations, investigations, explorations, tests, studies, or data are necessary for the performance of the Work at the Contract Price, within the Contract Times, and in accordance with the other terms and conditions of the Contract Documents.
F. CONTRACTOR is aware of the general nature of work to be performed by OWNER and others at the Site that relates to the Work as indicated in the Contract Documents.
G. CONTRACTOR has correlated the information known to CONTRACTOR, information and observations obtained from visits to the Site, reports and drawings identified in the Contract Documents, and all additional examinations, investigations, explorations, tests, studies, and data with the Contract Documents.
H. CONTRACTOR has given ENGINEER written notice of all conflicts, errors, ambiguities, or discrepancies that CONTRACTOR has discovered in the Contract Documents, and the written resolution thereof by ENGINEER is acceptable to CONTRACTOR.
I. The Contract Documents are generally sufficient to indicate and convey understanding of all terms and conditions for performance and furnishing of the Work.

ARTICLE 9 — CONTRACT DOCUMENTS
9.01 Contents
A. The Contract Documents consist of the following:
1.	This Agreement (pages A-1 to A-7, inclusive);

2.	Performance Bond (pages 00610-1 to 00610-2, inclusive);

3.	Payment Bond (pages 00620-1 to 00620-2, inclusive);

4.	General Conditions (pages 00700-3 to 00700-42, inclusive);

5.	Supplementary Conditions (pages SC-1 to SC-3, inclusive);

6.	Specifications as listed in the table of contents of the Project Manual;

7.	Drawings consisting of a cover sheet and sheets numbered 1-19, 100-101, 200-203, 400-404, and 500-501, inclusive, with each sheet bearing the following general title: Spur Track for Ethanol Plant

8.	Addenda;

9.	Exhibits to this Agreement (enumerated as follows): None
10. The following which may be delivered or issued on or after the Effective Date of the Agreement and are not attached hereto:
a.	Written Amendments;

b.	Work Change Directives;

c.	Change Order(s)
B. The documents listed in paragraph 9.01.A are attached to this Agreement (except as expressly noted otherwise above).
C. There are no Contract Documents other than those listed above in this Article 9.
D. The Contract Documents may only be amended, modified, or supplemented as provided in paragraph 3.05 of the General Conditions.
ARTICLE 10 — MISCELLANEOUS
10.01 Terms
A. Terms used in this Agreement will have the meanings indicated in the General Conditions.
10.02 Assignment of Contract
A. No assignment by a party hereto of any rights under or interests in the Contract will be binding on another party hereto without the written consent of the party sought to be bound; and, specifically but without limitation, moneys that may become due and moneys that are due may not be assigned without such consent (except to the extent that the effect of this restriction may be limited by law), and unless specifically stated to the contrary in any written consent to an assignment, no assignment will release or discharge the assignor from any duty or responsibility under the Contract Documents.
10.03 Successors and Assigns
A. OWNER and CONTRACTOR each binds itself, its partners, successors, assigns, and legal representatives to the other party hereto, its partners, successors, assigns, and legal representatives in respect to all covenants, agreements, and obligations contained in the Contract Documents.
10.04 Severability
A. Any provision or part of the Contract Documents held to be void or unenforceable under any Law or Regulation shall be deemed stricken, and all remaining provisions shall continue to be valid and binding upon OWNER and CONTRACTOR, who agree that the Contract Documents shall be reformed to replace such stricken provision or part thereof with a valid and enforceable provision that comes as close as possible to expressing the intention of the stricken provision.

IN WITNESS WHEREOF, OWNER and CONTRACTOR have signed this Agreement in duplicate. One counterpart each has been delivered to OWNER and CONTRACTOR. All portions of the Contract Documents have been signed or identified by OWNER and CONTRACTOR or on their behalf.
This Agreement will be effective on ___3/23___, _2007___(which is the Effective Date of the Agreement).

OWNER:	CONTRACTOR:

/s/ Jack Alderman	Kelly-Hill Company

By:	/s/ Greg Wright

[CORPORATE SEAL]	[CORPORATE SEAL]

Attest	Attest

Address for giving notices:	Address for giving notices:

P.O Box 681464

Riverside, MO 64168

(If OWNER is a corporation, attach evidence of authority to sign. If OWNER is a public body, attach evidence of authority to sign and resolution or other documents authorizing execution of OWNER-CONTRACTOR Agreement.)	License No. (where applicable)
Agent for service of process:

(If CONTRACTOR is a corporation or a partnership, attach evidence of authority to sign)

Designated Representative:		Designated Representative:

Name:		Name: Greg Wright

Title:	Title:	Vice President

Address:	Address: PO Box 681464

Riverside, MO 64168

Phone:	Phone:	816-741-7727

Facsimile:	Facsimile:	816-587-4123

SUPPLEMENTARY CONDITIONS
These Supplementary Conditions amend or supplement the Standard General Conditions of the Construction Contract (No. 1910-8, 1996 Edition) and other provisions of the Construction Documents as indicated below. All provisions which are not so amended or supplemented remain in full force and effect.
The terms in these Supplementary Conditions will have the meaning indicated in the General Conditions. Additional terms used in these Supplementary Conditions have the meanings indicated below, which are applicable to both the singular and plural thereof.
SC 1. GC 2.02 — Copies of Documents. Paragraph A. isn amended to provide that OWNER shall furnish CONTRACTOR up to 2 copies of the Contract Documents.
SC 2. GC 5.04 — CONTRACTOR’S Liability Insurance. Add the following new paragraph immediately after paragraph 5.04.B:
C. The limits of liability for the insurance required by paragraph 5.04 of the General Conditions shall provide coverage for not less than the following amounts or greater where required by Laws and Regulations:
1. Workers’ Compensation and related coverage under paragraphs 5.04.A.1 and A.2 of the General Conditions:

a. State:	Statutory
b. Employer’s Liability:	$100,000/$500,000/$100,000
2. CONTRACTOR’S General Liability under paragraphs 5.04.A.3 through A.6 of the General Conditions which shall include completed product and operations coverage, and contractual liability coverage. Eliminate the exclusion with respect to property under the care, custody and control of CONTRACTOR:

a. General Aggregate:	$2,000,000

b. Products- Completed Operations Aggregate:	$2,000,000

c. Personal and Advertising Injury:	$1,000,000

d. Each Occurrence (Bodily Injury and Property Damage):	$1,000,000

e. Property Damage liability insurance will provide Explosion, Collapse and Underground coverage where applicable.

f. Excess and Umbrella Liability	$5,000,000
3. Automobile Liability under paragraph 5.04.A.6 of the General Conditions:

a. Combined Single Limit Each Accident For Bodily Injury & Property Damage	$1,000,000

4. (DELETED)
5. Other persons or entities to be included on policy as additional insureds:

a. E Energy Adams, LLC
b. ANTIOCH International, Inc. Employer’s Liability:
6. RAILROAD Protective Liability Insurance is not required.
SC 3. GC 6.02 — Labor: Working Hours. Paragraph 6.02.B is amended to provide that normal working hours are considered to be daylight hours, Monday through Friday (holidays excepted). The work performed shall be paid at the prices stated in the Bid Form regardless of the work hours approved by the OWNER.
SC 4. GC 6.11 — Use of Site and Other Areas. Amend paragraph 6.11.A.1 to include the following:
The limits of OWNER’S property are shown on the plans. CONTRACTOR shall coordinate with OWNER to determine the areas of the property available for materials and equipment storage during performance of the Work.
SC 5. GC 7.01— Related Work at Site
Add paragraph D as follows:
The following work shall be performed by others concurrent with the CONTRACTOR’S Work described in the Contract Documents. The CONTRACTOR shall conduct its Work so as not to interfere with or hinder the progress or completion of the work being performed by others. The CONTRACTOR shall assume responsibility to protect its Work due to the presence and operations of others working within the limits of the Project.
•	Grading, culverts and subballast by OWNER to be completed by March 1, 2007.

•	Construct ethanol and DDGS product loadout facilities by OWNER to be completed by April 2, 2007.

•	Two natural gas pipeline encasements at Sta. 46+00 by Kinder Morgan to be completed by March 1, 2007.

•	Installation of two #1-136 # main line turnouts to 14’ clearance point by BNSF to be completed by March 1, 2007.
CONTRACTOR shall not enter or occupy RAILROAD property unless it is for the purpose of performing the Work. RAILROAD property is not available for materials or equipment storage, or as an access road during the Work without RAILROAD approval. If required when working on RAILROAD property, a RAILROAD flagman shall be present, the cost of which shall be borne by OWNER. CONTRACTOR shall give ENGINEER ten (10) days notice before entering RAILROAD property to allow for scheduling the RAILROAD flagman, and the required RAILROAD safety meeting for CONTRACTOR’S personnel. Each of the CONTRACTOR’S personnel working on RAILROAD property shall attend a safety meeting conducted by RAILROAD prior to commencing with the work. Personnel not attending the safety meeting will not be allowed on RAILROAD property.
SC 6. OWNER—furnished materials: NONE.
SC 7. GC 13.03 — Tests and Inspections. Paragraph 13.03.B is amended to provide that upon notice to the ENGINEER, the CONTRACTOR shall allow 7 days for RAILROAD to inspect the work. The Work shall not be deemed acceptable until the Work has been inspected, approved and accepted by RAILROAD. Costs of inspections of the Work by RAILROAD shall be borne by OWNER. Rejection of the WORK by RAILROAD shall require CONTRACTOR to remedy the defects making the work acceptable to RAILROAD prior to the date of Substantial Completion.

SC 8. GC 14.02 — Payment Becomes Due. Paragraph 14.02.C.1 is amended to provide that payments to CONTRACTOR shall be due within 30 days after receiving ENGINEER’S recommendation for the Application For Payment.
SC9. Plan Quantities. The track lengths shown on the plans are measured from points of switches, and include the lengths of the turnouts. It is Bidder’s responsibility to determine the proper quantities of track materials and provide all materials not being furnished by OWNER to construct a complete facility ready for OWNER’S use by the date of Substantial Completion.
SC10. The successful binder will be required to comply with the safety procedures of Fagen, Inc., the project site manager. Failure to comply with Fagen, Inc. safety procedures during construction may result in dismissal of the employee or company from the construction site until safety procedures are met. All current OSHA regulation that currently is in place shall be followed. It will be up to each individual contractor to make sure they are in compliance with the safety rules. Some of the rules that need to be in place or to be followed are as follows:
1.	Drug Tests: The company drug policy must be adhered to at all times. A drug test for each individual must be obtained and the results turned over to Fagen, Inc.

2.	Personal Protective Equipment (PPE): Hard hats, safety glasses, safety-toed shoes, long pants, and shirts with sleeves must be worn at all times.

3.
Daily Safety Meeting: A signed sheet by each individual with the topic covered and the person in attendance will serve as a sign-in sheet for each person. Sheets will be provided and collected daily. One person from each company must sign out each person at the end of the shift at the Fagen, Inc. trailer.

4.
Housekeeping: Sites must be cleaned up at the end of the shift. Scraps of wood, loose paper, etc. are examples of daily cleaning. Dumpsters are not provided for clean up. The CONTRACTOR must provide one, if needed.

5.	Portable restrooms for your workers must be provided by the CONTRACTOR.

6.
A four-hour safety class provided by Fagen, Inc. must be attended one time prior to starting work at the site. The CONTRACTOR’S safety book must be submitted to Fagen, Inc. or the Fagen, Inc. safety book must be adopted by the CONTRACTOR.

SC11. Warranty: CONTRACTOR shall warranty its Work against defects in materials and workmanship for a period of one (1) year following final inspection and acceptance of the Work by RAILROAD. Should defects be found within the warranty period, CONTRACTOR shall immediately repair the Work as a matter of great urgency to avoid suspending OWNER’S use of its facility. The costs to mobilize to OWNER’S facility, supply replacement materials and perform the warranty work shall be borne by CONTRACTOR.
SC12. Substantial Completion. Article 4 — Contract Times of the Agreement is amended to include acceptance of the Work by Railroad as a requirement for Substantial Completion.
SC13. GC15.04 — CONTRACTOR’S Termination. CONTRACTOR may not suspend work or terminate this Agreement if there is a dispute of payment and OWNER has paid CONTRACTOR all undisputed amounts.
END

BID FORM
PROJECT IDENTIFICATION:
E Energy Adams, LLC
CONTRACT IDENTIFICATION AND NUMBER:
Spur track for ethanol plant at Adams, NE
THIS BID IS SUBMITTED TO:
E Energy Adams, LLC, 510 Main Street, P. O. Box 49, Adams, NE 68301
1.01 The undersigned Bidder proposes and agrees, if this Bid is accepted, to enter into an Agreement with OWNER in the form included in the Bidding Documents to perform all Work as specified or indicated in the Bidding Documents for the prices and within the times indicated in this Bid and in accordance with the other terms and conditions of the Bidding Documents.
2.01 Bidder accepts all of the terms and conditions of the Invitation to Bid and Instructions to Bidders, including without limitation those dealing with the disposition of Bid security. The Bid will remain subject to acceptance for 60 days after the Bid opening, or for such longer period of time that Bidder may agree to in writing upon request of OWNER.
3.01 In submitting this Bid, Bidder represents, as set forth in the Agreement, that:
A. Bidder has examined and carefully studied the Bidding Documents, the other related data identified in the Bidding Documents, and the following Addenda, receipt of all which is hereby acknowledged.

Addendum No.	Addendum Date

B. Bidder has visited the Site and become familiar with and is satisfied as to the general, local and Site conditions that may affect cost, progress, and performance of the Work.
C. Bidder is familiar with and is satisfied as to all federal, state and local Laws and Regulations that may affect cost, progress and performance of the Work.
D. Bidder has carefully studied all: (1) reports of explorations and tests of subsurface conditions at or contiguous to the Site and all drawings of physical conditions in or relating to existing surface or subsurface structures at or contiguous to the Site (except Underground Facilities) which have been identified in the Supplementary Conditions as provided in paragraph 4.02 of the General Conditions, and (2) reports and drawings of a Hazardous Environmental Condition, if any, which has been identified in the Supplementary Conditions as provided in paragraph 4.06 of the General Conditions.
E. Bidder has obtained and carefully studied (or assumes responsibility for having done so) all additional or supplementary examinations, investigations, explorations, tests, studies and data concerning conditions (surface, subsurface and Underground Facilities) at or contiguous to the Site which may affect cost, progress, or performance of the Work or which relate to any aspect of the means, methods, techniques, sequences, and procedures of construction to be employed by Bidder, including applying the specific means, methods, techniques, sequences, and procedures of construction expressly required by the Bidding Documents to be employed by Bidder, and safety precautions and programs incident thereto.

F. Bidder does not consider that any further examinations, investigations, explorations, tests, studies, or data are necessary for the determination of this Bid for performance of the Work at the price(s) bid and within the times and in accordance with the other terms and conditions of the Bidding Documents.
G. Bidder is aware of the general nature of work to be performed by OWNER and others at the Site that relates to the Work as indicated in the Bidding Documents.
H. Bidder has correlated the information known to Bidder, information and observations obtained from visits to the Site, reports and drawings identified in the Bidding Documents, and all additional examinations, investigations, explorations, tests, studies, and data with the Bidding Documents.
I. Bidder has given ENGINEER written notice of all conflicts, errors, ambiguities, or discrepancies that Bidder has discovered in the Bidding Documents, and the written resolution thereof by ENGINEER is acceptable to Bidder.
J. The Bidding Documents are generally sufficient to indicate and convey understanding of all terms and conditions for the performance of the Work for which this Bid is submitted.
4.01 Bidder further represents that this Bid is genuine and not made in the interest of or on behalf of any undisclosed individual or entity and is not submitted in conformity with any agreement or rules of any group, association, organization or corporation; Bidder has not directly or indirectly induced or solicited any other Bidder to submit a false or sham Bid; Bidder has not solicited or induced any individual or entity to refrain from bidding; and Bidder has not sought by collusion to obtain for itself any advantage over any other Bidder or over OWNER.

SUBCONTRACTOR NAME:	SUBCONTRACTED WORK:

5.01	Bidder will complete the Work in accordance with the Contract Documents for the following price:

LUMP SUM BID PRICE:	(Figures)

(Words)

A. Unit Prices for Additional Work:
For additional work ordered by OWNER, and not for determining the Lump Sum Bid Price, the following Unit Prices shall be used to determine the change in Contract Price. Unit Prices have been computed in accordance with paragraph 11.03.B of the General Conditions.

ITEM	DESCRIPTION	UNIT	UNIT COST

TRACK WORK

1	No. 11 Turnout (Size: )	EACH	$

Unit Cost includes furnishing and installing all materials including switch stand and ballast walkways per plans and specifications.

2	Track (Size: )	TF	$

Unit Cost includes furnishing and installing rail, ties, OTM and ballast including surfacing and lining per plans and specifications. Indicate cross tie material (wood, steel, concrete).
6.01 Bidder agrees that the Work will be substantially complete on or before the dates shown in Article 4 of the Agreement, and in accordance with paragraph 14.07.B of the General Conditions.
6.02 Bidder accepts the provisions of the Agreement as to liquidated damages in the event of failure to complete the Work within the times specified above, which shall be stated in the Agreement.
7.01 The following documents are attached to and made a condition of this Bid: NONE.
8.01 The terms used in this Bid with initial capital letters have the meanings indicated in the Instructions to Bidders, the General Conditions, and the Supplementary Conditions.
SUBMITTED on                                                             .

Contractor’s State License No.	(If applicable)

If Bidder is:
An Individual

Name: (typed or printed)

By:		(SEAL)

(Individual’s signature)

Doing business as

Business address:

Phone No.:	Fax No.:

A Partnership

Partnership Name:	(SEAL)

By:

(General Partner’s Signature – attach evidence of authority to sign)

Name (typed or printed):

Business address:

Phone No.	Fax No.:

A Corporation

Corporation Name:	(SEAL)

State of Incorporation:

Date of Qualification to do business:

Type (General Business, Professional, Service, Limited Liability):

By:

(Signature—attach evidence of authority to sign)

Name typed or printed):

Title:

Attest:

(Signature of Corporate Secretary)

Business address:

Phone No.:	Fax No.

END